UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               FORM 4 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

1. Name and Address of Reporting Person(s)
   Actel Corporation
   955 East Arques Avenue
   Sunnyvale, CA 94086-4533

2. Issuer Name and Ticker or Trading Symbol
   GATEFIELD CORPORATION (OTCBB: GATE)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary) 77-0097724

4. Statement for Month/Year
   03/00

5. If Amendment, Date of Original (Month/Year)

6. Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
   [ ] Director                       [X] 10% Owner
   [ ] Officer (give  title  below)   [ ] Other  (specify below)

7. Individual or Joint/Group  Filing (Check  Applicable  Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
- --------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  03/01/00    P        1,000         A  $5.4688       191,529       D  Direct


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
- --------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
- --------------------------------------------------------------------------------------------------------------------------------
Convertible Note               $6.5000                                                                     Immed.      05/25/04
Convertible Preferred Stock    $15.0000                                                                    Immed.

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
- --------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount of Underlying Secuti-     8)Price     9)Number of   10) 11)Nature of
Security                       action    ties                                         of Deri-    Derivative        Indirect
                               Date                                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                                         Title                          Shares                    End of Month
- --------------------------------------------------------------------------------------------------------------------------------
Convertible Note                          Common Stock                  1,230,769                 1             D
Convertible Preferred Stock               Common Stock                  200,000                   300,000       D


Explanation of Responses:


SIGNATURE OF REPORTING PERSON

ACTEL CORPORATION

By: /S/ David L. Van De Hey
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DATE:  April 10, 2000
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